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                                                                       EXHIBIT 5

                                                   Suite 2800 1100 Peachtree St.
                                                           Atlanta GA 30309-4530
                                                   t 404 815 6500 f 404 815 6555
                                                      www.KilpatrickStockton.com


May 16, 2005

United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia  30512

      RE:  REGISTRATION STATEMENT ON S-8 FOR THE
           UNITED COMMUNITY BANKS, INC. DEFERRED COMPENSATION PLAN

Ladies and Gentlemen:

         We have acted as counsel for United Community Banks, Inc., a Georgia corporation (the "Company"), in the preparation of the Form S-8 Registration Statement relating to 200,000 shares of the Company's common stock, par value $1.00 per share (the "Common Stock") and $10,000,000 in aggregate amount of deferred compensation obligations (the "Obligations") of the Company that have been authorized for possible issuance pursuant to the Company's Deferred Compensation Plan, as amended (the "Plan").

         In such capacity, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and issuance of the Common Stock as we deemed relevant or necessary for the opinion expressed herein. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

         Based on and subject to the foregoing, it is our opinion that the 200,000 shares of Common Stock that may be issued pursuant to and in accordance with the provisions of the Plan, have been duly authorized by appropriate corporate actions and approved by the Board of Directors, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable. It is also our opinion that the $10,000,000 of Obligations that may be issued pursuant to and accordance with the provision of the Plan, have been duly authorized by appropriate corporate actions and approved by the Board of Directors, and that the Obligations, when issued in accordance with the terms and conditions of the Plan, will be binding obligations of the Company, validly issued, fully paid and nonassessable.

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         We hereby consent to the filing of this opinion as an exhibit to such
Registration Statement and the reference to us and our attorneys under Item 5 thereof.

                                    KILPATRICK STOCKTON LLP


                                    By:  /s/ Richard R. Cheatham
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                                             Richard R. Cheatham, a partner